EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Celgene Corporation:

We consent to the use of our report dated January 29, 2003, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, incorporated herein by reference.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 141, "Business Combinations" effective July 1, 2001.

/s/ KPMG LLP
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    KPMG LLP


Short Hills, New Jersey
August 14, 2003